                                            Registration Statement No. 33-
                                                                       --------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                       --------------------------------

                                  FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                       --------------------------------

                         ALBANY INTERNATIONAL CORP.
              (Exact name of issuer as specified in its charter)

             DELAWARE                                  14-0462060
    (State of Incorporation)                (IRS Employer Identification No.)
                    PO Box 1907, Albany, New York 12201-1907
                    (Address of principal executive offices)

                       --------------------------------

           CHARLES B. BUCHANAN, Secretary, Albany International Corp.
                P. O. Box 1907, Albany, New York  12201-1907
                           (518) 445-2200
           (Name, address and telephone number of agent for service)

 Copy to:   THOMAS H. HAGOORT, ESQ., General Counsel, Albany International Corp.
                  P. O. Box 1907, Albany, New York 12201-1907
                           (518) 445-2200

                       --------------------------------
                       CALCULATION OF REGISTRATION FEE
                       --------------------------------

                                     Proposed      Proposed
                                      maximum       maximum
                        Amount       offering      aggregate            Amount of
Title of securities     to be         price        offering            registration
to be registered      registered     per share      price                  fee
- ------------------------------------------------------------------------------------
Class A                 145,000      $15.000 (2)   $ 2,175,000.00 (2)       $   750
Common Stock (1)        101,200      $18.625 (2)   $ 1,884,850.00 (2)       $   650
                        233,450      $16.250 (2)   $ 3,793,562.50 (2)       $ 1,308
                        186,500      $18.750 (2)   $ 3,496,875.00 (2)       $ 1,206
                        436,250      $22.250 (2)   $ 9,706,562.50 (2)       $ 3,347
                        897,600      $22.9375(3)   $20,588,700.00 (3)       $ 7,100
         Total:       2,000,000         --         $41,645,550.00           $14,361

(1) To be issued or sold on exercise of options granted by the issuer under the Albany International Corp. 1992 Stock Option Plan.
(2) Calculated, solely for the purpose of determining the registration fee, on the basis of the exercise price of options outstanding.
(3) Calculated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the issuer's Class A Common Stock reported on the Composite Tape for the New York Stock Exchange as of June 28, 1995.

- ------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement upon exercise of options under the Albany International Corp. 1992 Stock Option Plan.

                       --------------------------------

                                     PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS
                       --------------------------------------

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents are incorporated by reference in this Registration Statement: (a) the annual report on Form 10-K for the fiscal year ended December 31, 1994 of Albany International Corp. (the "Company"); (b) the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1995 of the Company; and (c) the Company's registration statement on Form 8-A, dated August 18, 1988, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), describing the Company's Common Stock.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. The Company will provide, without charge, to each participant in the Plan, upon written or oral request: (a) a copy of any or all of the documents incorporated by reference in the Registration Statement (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and (b) all other documents required to be delivered to participants pursuant to Rule 428(b) of the Act. Requests should be directed to Charles B. Buchanan, Secretary, Albany International Corp., P. O. Box 1907, Albany, New York 12201-1907 (telephone number: (518) 445-2200).


Item 19.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of Delaware, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Article V of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

          Article V of the Company's By-Laws requires that the Company indemnify, to the fullest extent permitted by law, each person serving as a director of the Company or of a majority-owned subsidiary of the Company or of any other enterprise at the request of the Company in connection with any action, suit or proceeding brought against such person by reason of his status as such a director or arising from any other function (including service as an officer) performed by such person for the Company, such a subsidiary or such an enterprise; PROVIDED, HOWEVER, that such indemnification is inapplicable if a judgment or other final adjudication adverse to such person establishes that (i) the acts of such person to which such action, suit or proceeding relates were the result of active and deliberate dishonesty by such person and were material to such action, suit or proceeding, or (ii) such person personally gained, as a result of the acts of such person to which such action, suit or proceeding relates, a financial profit or other financial advantage to which he was not legally entitled.

         Article VI of the Company's By-Laws permits the Company to indemnify, to the fullest extent permitted by law, each person serving as an officer, employee or agent of the Company or of a majority-owned subsidiary of the Company or any other enterprise at the request of the Company in connection with any suit, action or proceeding brought against such person by reason of his status as such an officer, employee or agent or arising from any other function performed by such person for the Company, such a subsidiary or such an enterprise; PROVIDED, HOWEVER, that such permissive indemnification of officers, employees and agents is inapplicable in circumstances analogous to those in which mandatory indemnification of directors is inapplicable.


Item 20.  EXHIBITS

          EXHIBIT NO.   EXHIBIT
          -----------   -------
           4.1*         Article IV of Restated Certificate of
                        Incorporation of Registrant

           5.1          Opinion of Thomas H. Hagoort, as
                        to the legality of the issuance of the
                        Class A Common Stock offered hereby

          23.1          Consent of Coopers & Lybrand L.L.P.

          23.2          Consent of Thomas H. Hagoort
                        (included in Exhibit 5.1)

          24.1          Power of Attorney

- -----------------------
* Previously filed as Exhibit F to the Registrant's Registration Statement on Form 8-A, file no. 1-10026, declared effective by the Securities and Exchange Commission on August 26, 1988 (as to The Pacific Stock Exchange, Inc.) and on September 7, 1988 (as to The New York Stock Exchange, Inc.)

Item 21.  UNDERTAKINGS

          The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, PROVIDED, HOWEVER, that the foregoing clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment and each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menands, State of New York on the 30th day of June, 1995.

                                   ALBANY INTERNATIONAL CORP.



                                   By:    /s/ CHARLES B. BUCHANAN
                                        -----------------------------
                                          Charles B. Buchanan
                                          Vice President, Secretary and Director


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                     Title                        Date
    ---------                     -----                        ----

         *                  Chairman of the Board
- -----------------------     and Director                   June 30, 1995
(J. Spencer Standish)


         *                  President, Chief Executive
- -----------------------     Officer and Director            June 30, 1995
(Francis L. McKone)         (Principal Executive Officer)


         *                  Senior Vice President and
- -----------------------     Chief Financial Officer         June 30, 1995
(Michael C. Nahl)           (Principal Financial Officer)


         *
- -----------------------     Vice President, Controller      June 30, 1995
(Richard A. Carlstrom)      (Principal Accounting Officer)

/s/ Charles B. Buchanan
- -----------------------     Vice President, Secretary       June 30, 1995
(Charles B. Buchanan)       and Director


         *                 Director                         June 30, 1995
- -----------------------
(Paul Bancroft III)

         *
- -----------------------    Director                         June 30, 1995
(Thomas R. Beecher)


         *
- -----------------------    Director                         June 30, 1995
(Stanley I. Landgraf)


         *
- -----------------------    Director                          June 30, 1995
(Allan Stenshamn)


         *
- -----------------------    Director                          June 30, 1995
(Barbara P. Wright)




* By     /s/  CHARLES B. BUCHANAN
     --------------------------------
      Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


          No.           Description
          ---           -----------
           4.1*         Article IV of Restated Certificate of
                        Incorporation of Registrant

           5.1          Opinion of Thomas H. Hagoort, as
                        to the legality of the issuance of the
                        Class A Common Stock offered hereby

          23.1          Consent of Coopers & Lybrand L.L.P.

          23.2          Consent of Thomas H. Hagoort
                        (included in Exhibit 5.1)

          24.1          Power of Attorney

- -----------------------
* Previously filed as Exhibit F to the Registrant's Registration Statement on Form 8-A, file no. 1-10026.